Exhibit 24.1
POWER OF ATTORNEY
Each of the undersigned, as a director of Resideo Technologies, Inc. (the “Company”), a Delaware corporation, hereby appoints Jay Geldmacher and Jeannine J. Lane, each with power to act without the other and with power of substitution and resubstitution, as my attorney-in-fact and agent for me and in my name, place and stead in any and all capacities,

(i)	to sign the Company’s Annual Report on Form 10-K under the Securities Exchange Act of 1934 for the year ended December 31, 2024,

(ii)	to sign any amendment to the Annual Report referred to in (i) above, and

(iii)	to file the documents described in (i) and (ii) above and all exhibits thereto and any and all other documents in connection therewith, granting unto each said attorney-in-fact and agent full power and authority to do and perform every act and thing requisite, necessary or desirable to be done in connection therewith, as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
This Power of Attorney may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

/s/ Andrew C. Teich Andrew C. Teich, Chairman of the Board	/s/ Paul F. Deninger Paul F. Deninger, Director

/s/ Cynthia L. Hostetler Cynthia L. Hostetler, Director	/s/ Brian G. Kushner Brian G. Kushner, Director

/s/ Jack R. Lazar Jack R. Lazar, Director	/s/ Nina L. Richardson Nina L. Richardson, Director

/s/ Nathan K. Sleeper Nathan K. Sleeper, Director /s/ Sharon Wienbar Sharon Wienbar, Director	/s/ John Stroup John Stroup, Director /s/ Kareem Yusuf Kareem Yusuf, Director

Dated: February 18, 2025